Exhibit 99.1

August 4, 2022

The AZEK Company Announces Third Quarter Fiscal 2022 Financial Results

Strong Third Quarter Results; Announcing Acquisition of INTEX Millwork™; Returned $58 Million to Shareholders Through Share Repurchases

THIRD QUARTER FISCAL 2022 HIGHLIGHTS

•	Consolidated net sales increased 20.6% year over year to $395.0 million
•	Net income increased 26.2% year over year to $27.5 million
•	Adjusted Net Income increased 11.3% year over year to $45.2 million
•	EPS increased 28.6% year over year to $0.18
•	Adjusted Diluted EPS increased 11.5% year over year to $0.29
•	Adjusted EBITDA increased 19.0% year over year to $86.5 million

OUTLOOK HIGHLIGHTS

•	Fiscal 2022 Net Sales Outlook – Expecting consolidated net sales between $1.327 to $1.353 billion, inclusive of a recalibration of channel inventory
•	Fiscal 2022 Adjusted EBITDA Outlook – Expecting Adjusted EBITDA of $295 to $307 million, inclusive of startup costs

Chicago, Ill. (BUSINESS WIRE) – The AZEK Company Inc. (the “Company” or “AZEK”) (NYSE: AZEK), the industry-leading manufacturer of beautiful, low-maintenance and environmentally sustainable outdoor living products, including TimberTech® decking, Versatex® and AZEK Trim® and StruXure™ pergolas, today announced financial results for the third quarter ended June 30, 2022 of its fiscal year 2022.

CEO COMMENTS

“We delivered another strong quarter of net sales growth, led by solid in-season demand, and Adjusted EBITDA growth, including outperformance in our margins driven by our operational execution and recycling initiatives, combined with pricing actions offsetting material inflation,” said Jesse Singh, AZEK’s Chief Executive Officer. “We saw continued demand from our channel partners, sustained contractor backlogs and positive sell through over a strong comparable period in 2021. Our contractors continue to be busy and consumer interest in our TimberTech decking is driving strong digital lead and sample order activity growth,” commented Mr. Singh.

“As we move into fiscal Q4, we have seen some signs of demand moderation versus the prior year and our service levels have returned to historical norms, as we have benefited from increased capacity and improved operational execution. We saw the channel begin to recalibrate late in the third quarter and we are working with our dealer and distributor partners to reduce their inventory levels primarily in fiscal Q4 2022 and into fiscal Q1 2023. We believe this will better position AZEK and our channel partners to drive continued expansion of our market position in fiscal year 2023. We are proactively managing the business from a cost and capital perspective and will remain nimble in our execution while maintaining focus on delivering our long-term growth and margin expansion goals,” continued Mr. Singh.

Exhibit 99.1

“We made notable progress against our strategic initiatives during the quarter, including investments in our brand and consumer journey as evidenced by strong customer engagement and double-digit growth in our digital leads and sample orders activity. Our sales efforts continue to convert more contractors and channel partners to the AZEK family. Last month, we released our second annual FULL-CIRCLE ESG report, which highlights how ESG is central to both our purpose and growth as a Company. A key part of our ESG journey is accelerating our use of recycled materials, which has the added benefit of reducing our costs,” said Mr. Singh.

“We continue to deploy capital in a disciplined manner and supplement our existing core markets with strategic acquisitions. We are proud to announce the acquisition of INTEX Millwork Solutions, LLC in early August. INTEX® is a provider of high-quality railing solutions, column wraps, and pergolas that strengthens AZEK’s existing Railing and Exteriors portfolios with similar material science targeting wood conversion. The acquisition continues our inorganic momentum in fiscal 2022, as our previously announced acquisition of StruXure continues to exceed our expectations and expand our industry-leading position with customers and contractors alike. During the quarter, we also returned value to our shareholders by repurchasing $58 million worth of Class A shares as part of our recently announced share repurchase program,” continued Mr. Singh.

“We play in incredibly attractive categories that are driven by repair and remodel and material conversion. We are in the early stages of a multiyear expansion and conversion within our markets and are as excited as ever about the compelling long-term growth and margin expansion opportunity in front of us,” said Mr. Singh.

THIRD QUARTER FISCAL 2022 CONSOLIDATED RESULTS

Net sales for the three months ended June 30, 2022 increased by $67.5 million, or 20.6%, to $395.0 million from $327.5 million for the three months ended June 30, 2021. Net sales for the three months ended June 30, 2022 increased for our Residential segment by 17.8% and increased for our Commercial segment by 43.3%, in each case as compared to the prior year period.

Net income increased by $5.7 million to $27.5 million, or $0.18 per share, for the three months ended June 30, 2022 compared to $21.8 million, or $0.14 per share, for the three months ended June 30, 2021.

Net margin expanded to 7.0% for the three months ended June 30, 2022, as compared to net margin of 6.6% for the three months ended June 30, 2021.

Adjusted EBITDA increased by $13.8 million to $86.5 million for the three months ended June 30, 2022, as compared to Adjusted EBITDA of $72.7 million for the three months ended June 30, 2021. Adjusted EBITDA Margin declined 30 basis points to 21.9% from 22.2% for the prior year period. As previously guided, Adjusted EBITDA Margin included approximately 100 basis points of near-term dilution due to capacity startup costs and the impact of our recent acquisition of StruXure.

Adjusted Net Income increased $4.6 million to $45.2 million, or Adjusted Diluted EPS of $0.29 per share, for the three months ended June 30, 2022, as compared to Adjusted Net Income of $40.6 million, or Adjusted Diluted EPS of $0.26 per share, for the three months ended June 30, 2021.

Exhibit 99.1

BALANCE SHEET, CASH FLOW and LIQUIDITY

As of June 30, 2022, the Company had cash and cash equivalents of $159.6 million and approximately $147.2 million available for future borrowings under our Revolving Credit Facility. Total debt as of June 30, 2022 was $664.3 million. During the quarter, the Company repurchased approximately 3.0 million shares of its Class A common stock for an aggregate purchase price of approximately $58 million.

OUTLOOK

“As we look forward, we continue to make progress on our recycling and AIMS continuous improvement initiatives, and experience strong price realization. We expect these actions to meaningfully contribute to our fourth quarter results. We are as excited as ever about the compelling long-term growth and margin expansion opportunity in front of us. We have an attractive, resilient business model, with multiple levers to drive growth and margin expansion that we believe can outperform in any economic environment,” concluded Mr. Singh.

For full year fiscal 2022, AZEK expects consolidated net sales between $1.327 billion to $1.353 billion, inclusive of the impact from acquisitions. From an Adjusted EBITDA perspective, AZEK expects to deliver $295 million to $307 million, inclusive of the startup costs associated with our capital investment programs and the impact from acquisitions. AZEK expects Adjusted Diluted EPS between $0.95 to $1.01 per share. AZEK expects capital expenditures to be closer to the low end of our $180 million to $200 million range.

For the fourth quarter fiscal 2022, AZEK expects consolidated net sales between $276 million to $302 million, inclusive of the StruXure acquisition. From an Adjusted EBITDA perspective, AZEK expects to deliver $59 million to $71 million, inclusive of startup costs and the impact from acquisitions. AZEK expects Adjusted Diluted EPS between $0.15 to $0.19 per share.

CONFERENCE CALL INFORMATION

AZEK will hold a conference call to discuss the results today, Thursday, August 4, 2022, at 9:00 a.m. (CT).

The conference call can be accessed live over the phone by dialing 888-999-6096 or +1-848-280-6470 for international callers. Participants should inform the operator you want to be joined to The AZEK Company call using the following conference ID: 9582416.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at https://investors.azekco.com/events-and-presentations/. AZEK uses its investor relations website at investors.azekco.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the AZEK website or by dialing 800-645-7964 or 757-849-6722. The conference ID for the replay is 1049#. The replay will be available until 10:59 p.m. (CT) on August 18, 2022.

ABOUT THE AZEK® COMPANY

The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and Versatex® and AZEK Trim® and StruXure™ pergolas. Consistently recognized as a market leader in

Exhibit 99.1

innovation, quality and aesthetics, products across AZEK’s portfolio are made from up to 90% recycled material and primarily replace wood on the outside of homes, providing a long-lasting, eco-friendly and stylish solution to consumers. Leveraging the talents of its approximately 2,000 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping millions of pounds of waste out of landfills each year, and revolutionizing the industry to create a more sustainable future. Headquartered in Chicago, Illinois, the company operates manufacturing facilities in Ohio, Pennsylvania, Idaho, Georgia, Nevada, New Jersey and Minnesota.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this earnings release, including statements regarding future operations are forward-looking statements. In some cases, forward looking statements may be identified by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "could," "would," "expect," "objective," "plan," "potential," "seek," "grow," "target," "if," or the negative of these terms and similar expressions intended to identify forward-looking statements. Projected financial information and performance, including our guidance and outlook as well as statements about our future growth and margin expansion goals and factors, assumptions and variables underlying these projections and goals, are forward-looking statements.  Other forward-looking statements may include, without limitation, statements with respect to our ability to meet the future targets and goals we establish, including our environmental, social and governance targets, and the ultimate impact of our actions on our business as well as the expected benefits to the environment, our employees, and the communities in which we do business; statements about our future expansion plans, capital investments, capacity targets and other future strategic initiatives;  statements about potential new products and product innovation; statements regarding the potential impact of the COVID-19 pandemic or geopolitical conflicts, such as the conflict between Russia and Ukraine; statements about future pricing for our products or our raw materials and our ability to offset increases to our raw material costs and other inflationary pressures; statements about the markets in which we operate and the economy more generally, including inflation rates, growth of our various markets and growth in the use of engineered products as well as our ability to share in such growth; statements about future conversion opportunities from wood and other materials and our ability to capture market share from such opportunities; and all other statements with respect to our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this earnings release are forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled "Risk Factors" set forth in Part I, Item 1A of the Annual Report on Form 10-K for fiscal 2021 (our “2021 Annual Report”) and in our other filings with the U.S. Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this earnings release may not occur and actual results may differ materially and adversely from those anticipated or implied in the forward-looking statements. You should read this earnings release with the understanding that our actual future results,

Exhibit 99.1

levels of activity, performance and events and circumstances may be materially different from what we expect.

These statements are based on information available to us as of the date of this earnings release. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. We disclaim any intention and undertake no obligation to update or revise any of our forward-looking statements after the date of this release to reflect actual results or future events or circumstances whether as a result of new information, future events or otherwise, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

NON-GAAP FINANCIAL MEASURES

To supplement our earnings release and consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States, or (“GAAP”), we use certain non-GAAP performance financial measures, as described within this earnings release, to provide investors with additional useful information about our financial performance, to enhance the overall understanding of our past performance and future prospects and to allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance from management’s view and because we believe they provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry. Our GAAP financial results include significant expenses that may not be indicative of our ongoing operations as detailed within this earnings release.

However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our earnings release and our consolidated financial statements prepared and presented in accordance with GAAP.

We define Adjusted Gross Profit as gross profit before depreciation and amortization, business transformation costs, acquisition costs and certain other costs as described below. Adjusted Gross Profit Margin is equal to Adjusted Gross Profit divided by net sales.

We define Adjusted Net Income as net income (loss) before amortization, share-based compensation costs, business transformation costs, acquisition costs, initial public offering and secondary offering costs and certain other costs as described below.

We define Adjusted Diluted EPS as Adjusted Net Income divided by weighted average common shares outstanding – diluted, to reflect the conversion or exercise, as applicable, of all outstanding shares of restricted stock awards, restricted stock units and options to purchase shares of our common stock.

We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax (benefit) expense and depreciation and amortization and by adding to or subtracting therefrom items of expense and income as described above.

Exhibit 99.1

Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net sales. Net Leverage is equal to gross debt less cash and cash equivalents, divided by trailing twelve month Adjusted EBITDA. We believe Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage are useful to investors because they help identify underlying trends in our business that could otherwise be masked by certain expenses that can vary from company to company depending on, among other things, its financing, capital structure and the method by which its assets were acquired, and can also vary significantly from period to period.  We also add back depreciation and amortization and share-based compensation because we do not consider them indicative of our core operating performance. We believe their exclusion facilitates comparisons of our operating performance on a period-to-period basis. Therefore, we believe that showing gross profit and net income, as adjusted to remove the impact of these expenses, is helpful to investors in assessing our gross profit and net income performance in a way that is similar to the way management assesses our performance. Additionally, EBITDA and EBITDA margin are common measures of operating performance in our industry, and we believe they facilitate operating comparisons. Our management also uses Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin in conjunction with other GAAP financial measures for planning purposes, including as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. Management considers Adjusted Gross Profit and Adjusted Net Income as useful measures because our cost of sales includes the depreciation of property, plant and equipment used in the production of products and the amortization of various intangibles related to our manufacturing processes. Further, management considers Net Leverage as a useful measure to assess our borrowing capacity.

Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	These measures do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;
•	These measures do not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect our income tax expense or the cash requirements to pay our taxes;
•

Adjusted Gross Profit, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude the expense of depreciation, in the case of Adjusted Gross Profit and Adjusted EBITDA, and amortization, in each case, of our assets, and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;

•

Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude the expense associated with our equity compensation plan, although equity compensation has been, and will continue to be, an important part of our compensation strategy;

•

Adjusted Gross Profit, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude certain business transformation costs, acquisition costs and other costs, each of which can affect our current and future cash requirements; and

•

Other companies in our industry may calculate Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage differently than we do, limiting their usefulness as comparative measures.

Exhibit 99.1

Because of these limitations, none of these metrics should be considered indicative of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

Segment Adjusted EBITDA

Depending on certain circumstances, Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin may be calculated differently, from time to time, than our Adjusted EBITDA and Adjusted EBITDA Margin, which are further discussed under the heading “Non-GAAP Financial Measures.” Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin represent measures of segment profit reported to our chief operating decision maker for the purpose of making decisions about allocating resources to a segment and assessing its performance. For more information regarding how Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin are determined, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Results of Operations” set forth in Part I, Item 2 of our Quarterly Report on Form 10-Q for the third quarter of fiscal 2022 and our Consolidated Financial Statements and related notes included therein.

Exhibit 99.1

The AZEK Company Inc.

Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars, except for share and per share amounts)

(Unaudited)

in thousands	June 30, 2022	September 30, 2021
ASSETS:
Current assets:
Cash and cash equivalents	$159,621	$250,536
Trade receivables, net of allowances	101,513	77,316
Inventories	322,117	188,888
Prepaid expenses	20,522	14,212
Other current assets	2,727	1,446
Total current assets	606,500	532,398
Property, plant and equipment - net	495,961	391,012
Goodwill	987,440	951,390
Intangible assets - net	247,606	242,572
Other assets	83,041	70,462
Total assets	$2,420,548	$2,187,834
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$83,034	$69,474
Accrued rebates	44,491	44,339
Accrued interest	4,367	72
Current portion of long-term debt obligations	4,500	—
Accrued expenses and other liabilities	68,660	56,522
Total current liabilities	205,052	170,407
Deferred income taxes	67,892	46,371
Long-term debt—less current portion	586,033	464,715
Other non-current liabilities	93,601	79,177
Total liabilities	952,578	760,670
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued or outstanding at June 30, 2022 and September 30, 2021, respectively	—	—
Class A common stock, $0.001 par value; 1,100,000,000 shares authorized, 155,153,226 shares issued at June 30, 2022 and 154,866,313 shares issued at September 30, 2021	155	155
Class B common stock, $0.001 par value; 100,000,000 shares authorized, 100 shares issued and outstanding at June 30, 2022 and at September 30, 2021, respectively	—	—
Additional paid‑in capital	1,626,115	1,615,236
Accumulated deficit	(108,227)	(188,227)
Treasury stock, at cost, 3,013,575 shares at June 30, 2022 and 0 shares at September 30, 2021	(50,073)	—
Total stockholders' equity	1,467,970	1,427,164
Total liabilities and stockholders' equity	$2,420,548	$2,187,834

Exhibit 99.1

The AZEK Company Inc.

Condensed Consolidated Statements of Comprehensive Income

(In thousands of U.S. dollars, except for share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
in thousands	2022	2021	2022	2021
Net sales	$394,991	$327,454	$1,050,954	$832,854
Cost of sales	268,604	220,617	713,498	555,190
Gross profit	126,387	106,837	337,456	277,664
Selling, general and administrative expenses	78,737	70,760	212,728	184,362
Other general expenses	—	1,443	—	2,592
Operating income	47,650	34,634	124,728	90,710

Other expenses:
Interest expense	10,618	4,054	18,776	16,428
Total other expenses	10,618	4,054	18,776	16,428

Income before income taxes	37,032	30,580	105,952	74,282
Income tax expense (benefit)	9,556	8,811	25,951	19,725
Net income	$27,476	$21,769	$80,001	$54,557

Net income per common share - basic	$0.18	$0.14	$0.52	$0.36
Net income per common share - diluted	0.18	0.14	0.51	0.35

Comprehensive income	$27,476	$21,769	$80,001	$54,557
Weighted-average common shares outstanding - basic and diluted
Basic	153,493,355	153,854,313	154,199,158	153,623,579
Diluted	153,891,090	157,022,043	155,631,884	156,658,640

Exhibit 99.1

The AZEK Company Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	Nine Months Ended June 30,
	2022	2021
Operating activities:
Net income	$80,001	$54,557
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation	48,764	37,654
Amortization of intangibles	37,966	37,666
Non-cash interest expense	4,194	2,550
Non-cash lease expense	(218)	(17)
Deferred income tax (benefit) provision	21,520	17,385
Non-cash compensation expense	19,550	19,272
Loss (gain) on disposition of property	317	624
Changes in certain assets and liabilities:
Trade receivables	(20,399)	(19,287)
Inventories	(121,574)	(42,721)
Prepaid expenses and other currents assets	(7,732)	(1,324)
Accounts payable	4,512	6,911
Accrued expenses and interest	(3,733)	4,877
Other assets and liabilities	2,532	1,901
Net cash provided by (used in) operating activities	65,700	120,048
Investing activities:
Purchases of property, plant and equipment	(139,491)	(116,715)
Proceeds from disposition of fixed assets	617	38
Acquisitions, net of cash acquired	(86,935)	—
Net cash provided by (used in) investing activities	(225,809)	(116,677)
Financing activities:
Proceeds under revolving credit facility	40,000	—
Payments under revolving credit facility	(40,000)
Proceeds from 2022 Term Loan Agreement	595,500	—
Payment of debt issuance costs	(3,442)	(938)
Repayments of Term Loan Agreement	(467,654)	—
Repayments of finance lease obligations	(2,308)	(1,385)
Exercise of vested stock options	5,995	4,614
Payments of initial public offering related costs	—	(210)
Cash paid for shares withheld for taxes	(429)	—
Purchases of treasury stock	(58,468)	—
Net cash provided by (used in) financing activities	69,194	2,081
Net increase (decrease) in cash and cash equivalents	(90,915)	5,452
Cash and cash equivalents – Beginning of period	250,536	215,012
Cash and cash equivalents – End of period	$159,621	$220,464
Supplemental cash flow disclosure:
Cash paid for interest, net of amounts capitalized	$10,269	$14,871
Cash paid for income taxes, net	5,608	2,458
Supplemental non-cash investing and financing disclosure:
Capital expenditures in accounts payable at end of period	$24,321	$3,780
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	18,705	11,861

Exhibit 99.1

Segment Results from Operations

Residential

The following table summarizes certain financial information relating to the Residential segment results that have been derived from our unaudited Condensed Consolidated Financial Statements for the three and nine months ended June 30, 2022 and 2021.

	Three Months Ended June 30,				Nine Months Ended June 30,
(U.S. dollars in thousands)	2022	2021	$ Variance	% Variance	2022	2021	$ Variance	% Variance
Net sales	$343,064	$291,209	$51,855	17.8%	$914,555	$739,048	$175,507	23.7%
Segment Adjusted EBITDA	91,093	82,525	8,568	10.4%	258,874	222,999	35,875	16.1%
Segment Adjusted EBITDA Margin	26.6%	28.3%	N/A	N/A	28.3%	30.2%	N/A	N/A

Commercial

The following table summarizes certain financial information relating to the Commercial segment results that have been derived from our unaudited Condensed Consolidated Financial Statements for the three and nine months ended June 30, 2022 and 2021.

	Three Months Ended June 30,				Nine Months Ended June 30,
(U.S. dollars in thousands)	2022	2021	$ Variance	% Variance	2022	2021	$ Variance	% Variance
Net sales	$51,927	$36,245	$15,682	43.3%	$136,399	$93,806	$42,593	45.4%
Segment Adjusted EBITDA	12,271	6,273	5,998	95.6%	25,693	13,304	12,389	93.1%
Segment Adjusted EBITDA Margin	23.6%	17.3%	N/A	N/A	18.8%	14.2%	N/A	N/A

Exhibit 99.1

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

	Three Months Ended June 30,		Nine Months Ended June 30,
(U.S. dollars in thousands)	2022	2021	2022	2021
Net income	$27,476	$21,769	$80,001	$54,557
Interest expense	10,618	4,054	18,776	16,428
Depreciation and amortization	29,606	25,771	86,730	75,321
Income tax expense (benefit)	9,556	8,811	25,951	19,725
Stock-based compensation	4,903	9,510	13,846	19,646
Acquisition costs (1)	3,227	—	8,861	—
Initial public offering and secondary offering costs	—	1,443	—	2,592
Other costs (2)	1,138	1,358	1,799	4,411
Total adjustments	59,048	50,947	155,963	138,123
Adjusted EBITDA	$86,524	$72,716	$235,964	$192,680

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Net income	7.0%	6.6%	7.6%	6.6%
Interest expense	2.7%	1.3%	1.8%	2.0%
Depreciation and amortization	7.5%	7.9%	8.3%	9.0%
Income tax expense (benefit)	2.4%	2.7%	2.5%	2.4%
Stock-based compensation	1.2%	2.9%	1.3%	2.4%
Acquisition costs	0.8%	0.0%	0.8%	0.0%
Initial public offering costs	0.0%	0.4%	0.0%	0.3%
Other costs	0.3%	0.4%	0.2%	0.4%
Total adjustments	14.9%	15.6%	14.9%	16.5%
Adjusted EBITDA Margin	21.9%	22.2%	22.5%	23.1%

(1)

Acquisition costs reflect costs directly related to completed acquisitions of $3.2 million and $7.7 million in the three and nine months ended June 30, 2022, respectively, and inventory step-up adjustments related to recording inventory of acquired businesses at fair value on the date of acquisition of $1.2 million for the nine months ended June 30, 2022.

(2)

Other costs include costs for legal expense of $0.2 million and $0.8 million in the three months ended June 30, 2022 and 2021, respectively, costs related to a reduction in workforce of $0.8 million in the three months ended June 30, 2022, costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $0.4 million for the three months ended June 30, 2021, other costs of $0.1 million for the three months ended June 30, 2022, and the impact of retroactive adoption of ASC 842 of $0.2 million for the three months ended June 30, 2021. Other costs include costs for legal expense of $0.6 million and $1.8 million in the nine months ended June 30, 2022 and 2021, respectively, costs related to a reduction in workforce of $0.8 million in the nine months ended June 30, 2022, costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $0.1 million and $2.1 million in the nine months ended June 30, 2022 and 2021, respectively, other costs of $0.3 million for the nine months ended June 30, 2022, and the impact of retroactive adoption of ASC 842 of $0.5 million for the nine months ended June 30, 2021.

Exhibit 99.1

Adjusted Gross Profit and Adjusted Gross Profit Margin Reconciliation

	Three Months Ended June 30,		Nine Months Ended June 30,
(U.S. dollars in thousands)	2022	2021	2022	2021
Gross Profit	$126,387	$106,837	$337,456	$277,664
Depreciation and amortization (1)	20,843	17,280	59,410	49,891
Acquisitions costs (2)	—	—	1,208	—
Other costs (3)	324	—	324	—
Adjusted Gross Profit	$147,554	$124,117	$398,398	$327,555

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Gross Margin	32.0%	32.6%	32.1%	33.3%
Depreciation and amortization	5.3%	5.3%	5.7%	6.0%
Acquisitions costs	0.0%	0.0%	0.1%	0.0%
Other costs	0.1%	0.0%	0.0%	0.0%
Adjusted Gross Profit Margin	37.4%	37.9%	37.9%	39.3%

(1)

Depreciation and amortization for the three months ended June 30, 2022 and 2021 consists of $15.6 million and $11.8 million, respectively, of depreciation and $5.2 million and $5.5 million, respectively, of amortization of intangible assets relating to our manufacturing process. Depreciation and amortization for the nine months ended June 30, 2022 and 2021 consists of $44.0 million and $33.4 million, respectively, of depreciation and $15.4 million and $16.5 million, respectively, of amortization of intangible assets relating to our manufacturing process.

(2)	Acquisition costs reflect inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition.
(3)	Other costs include costs related to a reduction in workforce of $0.3 million in the three and nine months ended June 30, 2022.

Exhibit 99.1

Adjusted Net Income and Adjusted Diluted EPS Reconciliation

	Three Months Ended June 30,		Nine Months Ended June 30,
(U.S. dollars in thousands, except per share amounts)	2022	2021	2022	2021
Net income	$27,476	$21,769	$80,001	$54,557
Amortization	12,522	12,483	37,966	37,666
Stock-based compensation (1)	1,460	8,167	5,224	16,940
Acquisition costs (2)	3,227	—	8,861	—
Capital structure transaction costs (3)	5,112	—	5,112	—
Initial public offering and secondary offering costs	—	1,443	—	2,592
Other costs (4)	1,138	1,358	1,799	4,411
Tax impact of adjustments (5)	(5,694)	(4,589)	(14,182)	(13,026)
Adjusted Net Income	$45,241	$40,631	$124,781	$103,140

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Net income	$0.18	$0.14	$0.51	$0.35
Amortization	0.08	0.08	0.24	0.24
Stock-based compensation	0.01	0.05	0.04	0.11
Acquisition costs	0.02	—	0.06	—
Capital structure transaction costs	0.03	—	0.03	—
Initial public offering and secondary offering costs	—	0.01	—	0.02
Other costs	0.01	0.01	0.01	0.03
Tax impact of adjustments	(0.04)	(0.03)	(0.09)	(0.09)
Adjusted Diluted EPS (6)	$0.29	$0.26	$0.80	$0.66

(1)

Stock-based compensation costs reflect expenses related to our initial public offering. Expenses related to our recurring awards granted each fiscal year are excluded from the Adjusted Net Income reconciliation.

(2)

Acquisition costs reflect costs directly related to completed acquisitions of $3.2 million and $7.7 million in the three and nine months ended June 30, 2022, respectively, and inventory step-up adjustments related to recording inventory of acquired businesses at fair value on the date of acquisition of $1.2 million for the nine months ended June 30, 2022.

(3)	Capital structure transaction costs include third party costs related to the 2022 Term Loan Agreement.
(4)

Other costs include costs for legal expense of $0.2 million and $0.8 million in the three months ended June 30, 2022 and 2021, respectively, costs related to a reduction in workforce of $0.8 million in the three months ended June 30, 2022, costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $0.4 million for the three months ended June 30, 2021, other costs of $0.1 million for the three months ended June 30, 2022, and the impact of retroactive adoption of ASC 842 of $0.2 million for the three months ended June 30, 2021. Other costs include costs for legal expense of $0.6 million and $1.8 million in the nine months ended June 30, 2022 and 2021, respectively, costs related to a reduction in workforce of $0.8 million in the nine months ended June 30, 2022, costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $0.1 million and $2.1 million in the nine months ended June 30, 2022 and 2021, respectively, other costs of $0.3 million for the nine months ended June 30, 2022, and the impact of retroactive adoption of ASC 842 of $0.5 million for the nine months ended June 30, 2021.

(5)	Tax impact of adjustments are based on applying a combined U.S. federal and state statutory tax rate of 24.5% for both the three and nine months ended June 30, 2022 and 2021.
(6)

Weighted average common shares outstanding used in computing diluted net income per common share of 153,891,090 and 157,022,043 for the three months ended June 30, 2022 and 2021, respectively, and 155,631,884 and 156,658,640 for the nine months ended June 30, 2022 and 2021, respectively.

Exhibit 99.1

Net Leverage Reconciliation

Twelve Months Ended June 30,
(In thousands)	2022
Net income	$ 118,594
Interest expense	22,659
Depreciation and amortization	113,013
Tax expense (benefit)	34,894
Stock-based compensation costs	16,870
Acquisition costs	8,861
Initial public offering and secondary offering costs	—
Other costs	2,580
Total adjustments	198,877
Adjusted EBITDA	$ 317,471
Long-term debt — less current portion	$ 586,033
Unamortized deferred financing fees	4,891
Unamortized original issue discount	4,576
Current portion	4,500
Finance leases	64,299
Gross debt	$ 664,299
Cash and cash equivalents	(159,621)
Net debt	$ 504,678
Net Leverage	1.6x

Outlook

We have not reconciled either Adjusted EBITDA or Adjusted Diluted EPS guidance to its most comparable GAAP measure as a result of the uncertainty regarding, and the potential variability of, reconciling items such as the variability in the provision for income taxes, the estimates for warranty and rebate accruals and timing of the gain or loss on disposal of property, plant and equipment. Such reconciling items that impact Adjusted EBITDA and Adjusted Diluted EPS have not occurred, are outside of our control or cannot be reasonably predicted. Accordingly, a reconciliation of each of Adjusted EBITDA and Adjusted Diluted EPS to its most comparable GAAP measure is not available without unreasonable effort. However, it is important to note that material changes to these reconciling items could have a significant effect on our Adjusted EBITDA and Adjusted Diluted EPS guidance and future GAAP results.

Investor Relations Contact:

Eric Robinson

312-809-1093

ir@azekco.com

Media Contact:

Rachel Mihulka
402-980-9603

AZEKquestions@zenogroup.com

Source: The AZEK Company Inc.